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                                                                   EXHIBIT 10.10

O'SULLIVAN INDUSTRIES HOLDINGS, INC.
1900 Gulf Street
Lamar, Missouri  64759-1899


                                                     Richard D. Davidson
                                           President and Chief Operating Officer


                                 August 23, 1999


Mr. Terry L. Crump
4706 Morningstar
Flower Mound, Texas 75028

Dear Terry:

     You have expressed your desire to leave the full time employment of O'Sullivan Industries Holdings, Inc. ("O'Sullivan") to return to the workforce in Texas. This letter agreement will document our discussion concerning the terms of your separation from O'Sullivan. Both you and O'Sullivan agree that your last day of full time employment with O'Sullivan will be August 31, 1999.

     In recognition of your service and commitment, and in consideration of the agreements made by you in this letter agreement, O'Sullivan will make the following arrangements for your benefit.

EMPLOYEE DUTIES.

     You will remain an employee of O'Sullivan until the earlier of August 31, 2000 or until the closing of the Merger Agreement (as hereinafter defined). Your duties will be to consult (via telephone) as requested with the officers and employees of O'Sullivan on such matters as they may reasonably request. The amount of time you are required to consult with O'Sullivan will not unreasonably interfere with your search for a new position or with your duties at any position you may secure.

BENEFITS IN THE EVENT OF A CHANGE IN CONTROL OF O'SULLIVAN.

     O'Sullivan and you entered into a Termination Protection Agreement dated as of February 1, 1996 (the "Termination Protection Agreement"). If a Change in Control of O'Sullivan (as defined in the Termination Protection Agreement) occurs on or before November 30, 1999 or pursuant to the Agreement and Plan of Merger dated as of May 17, 1999


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Mr. Terry L. Crump                     -2-                       August 23, 1999


between O'Sullivan and OSI Acquisition, Inc., as the agreement may be amended (the "Merger Agreement"), O'Sullivan will pay you

     1.   the benefits described in Sections 3.1(b)(i) through 3.1(b)(vii),
          Section 3.1(b)(xii) and Section 5 of the Termination Protection Agreement (O'Sullivan confirms that your Profit Sharing Account in O'Sullivan's Savings and Profit Sharing Plan is vested); and

     2. an amount in cash equal to the sum of (a) the balance in your Deferred Compensation Plan account as of August 31, 1999 plus (b) an amount equal to the amount contributed to your Deferred Compensation Plan account for fiscal 1999 (including without limitation Profit Sharing Contributions).

In addition, if a Change in Control occurs on or before November 30, 1999 or pursuant to the Merger Agreement, any unvested employee stock options you hold will vest immediately for the remainder of their respective terms, subject to the next sentence. If the Change of Control involves an affiliate of Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS"), you agree to surrender all of your employee stock options in exchange for the consideration described in Section 3.2(d) of the Merger Agreement.

     The amounts described in the preceding paragraphs shall be in lieu of any payment under the Termination Protection Agreement. The amounts described in the preceding paragraphs will be paid at approximately the times specified in the Termination Protection Agreement.

BENEFITS IN THE EVENT OF NO CHANGE IN CONTROL OF O'SULLIVAN BEFORE NOVEMBER 30, 1999 OR PURSUANT TO THE MERGER AGREEMENT.

     In the event no Change in Control of O'Sullivan occurs on or before November 30, 1999 or pursuant to the Merger Agreement:

     1. O'Sullivan will pay you Accrued Compensation (as defined in the Termination Protection Agreement) through August 31, 1999.

     2. O'Sullivan will pay you (a) $3,000 per month from September 1999 through August 2000; and (b) a lump sum payment of $124,000 on January 5, 2000.

     3. Your accounts in O'Sullivan's Stock Purchase Program, Savings and Profit Sharing Plan and Deferred Compensation Plan will be distributed to you in accordance with the terms of the respective plans. O'Sullivan confirms that it will contribute to your accounts in the Savings and Profit Sharing Plan and Deferred Compensation Plan your profit sharing contribution for the year ended June 30, 1999. 1.


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Mr. Terry L. Crump                     -3-                      August 23, 1999


     4. All of your employee stock options not vested at August 31, 1999 will terminate. The Compensation Committee of the Board of Directors has agreed to delay the termination date of your vested stock options to August 31, 2000. If a Change in Control involving an affiliate of BRS occurs, you agree to surrender all of your employee stock options in exchange for the consideration described in Section 3.2(d) of the Merger Agreement.

     5. O'Sullivan will agree to continue medical and life insurance coverage for you and your dependents (as defined in O'Sullivan's Health Protection Plan) for twelve months from August 31, 1999 at the active employee rate. Thereafter, you will be entitled to continue your medical and life insurance coverage under COBRA at the applicable COBRA premium rate established by O'Sullivan's Human Resources Department. You should contact Jim Hillman to arrange for payment of the premiums for these coverages if you desire them. Your medical and life insurance coverage will terminate if you become covered under another medical or life insurance plan prior to the end of the prescribed period.

     6. O'Sullivan will make available to you up to $8,500 in fees and expenses used towards outplacement services with Right Associates or another outplacement firm of your choice. O'Sullivan will also pay for your telephone costs in your Texas office until the earlier of August 31, 2000 or you accept employment with another firm.

     7. O'Sullivan will maintain for your benefit the director and officer liability insurance equivalent to that it is required to maintain for its outside directors pursuant to Section 6.8 of the Merger Agreement.

TIMING OF PAYMENTS.

     Your participation in all other benefits will end effective August 31, 1999. If you sign this letter agreement and the periods specified in the last two paragraphs of this letter have elapsed, O'Sullivan will make the applicable payments at the times specified above. Accrued Compensation will be paid to you reasonably promptly after September 1, 1999. Further, you will be entitled to the outplacement services specified in numbered paragraph 6 above. Your accounts in the O'Sullivan Stock Purchase Program, Savings and Profit Sharing Plan and Deferred Compensation Plan will be distributed to you at the times specified in the respective plans. The remainder of the payments due hereunder, if any, will be processed for payment as soon as practicable after the Change in Control or cancellation of the Merger Agreement, whichever first occurs.

TAXES.


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Mr. Terry L. Crump                    -4-                       August 23, 1999


     Regardless of whether a Change in Control occurs on or before November 30, 1999, O'Sullivan will withhold any taxes required by federal or state governments from the payments described above.

     In return for the payments outlined above, you agree to the following.

     (A) You agree that you are not eligible for any severance benefits, or any other amounts from O'Sullivan or its affiliates, other than those described herein, including specifically any payments under the Termination Protection Agreement.

     (B) You will resign from all positions you hold with O'Sullivan and any of its affiliates and will execute appropriate letters of resignation.

     (C) In consideration of the above arrangements, you agree to release fully and unconditionally O'Sullivan, its parent, subsidiaries and affiliates, their successors and assigns, and each of their respective officers, directors and employees (collectively, "O'Sullivan"), from any and all claims, demands, debts, obligations, damages, costs, expenses, actions, causes of action or judgments of any kind or character whatsoever, which you may have or claim to have against them or any of them as of the date of this letter agreement, or which may be hereafter claimed to arise out of any action, inaction, event or matter occurring prior to the execution of this letter agreement, whether known or unknown, and whether arising out of your employment with O'Sullivan or your separation therefrom. You waive all claims against O'Sullivan and all damages, if any, that might be recoverable arising out of any such claims, demands, debts, obligations, damages, costs, expenses, actions, causes of action or judgments. This release and waiver of all claims and damages includes, but is not limited to, any tort or breach of express or implied contract or claim of contractual restriction relating to your employment or discontinuation thereof, any claim of wrongful discharge, slander, libel, intentional or negligent infliction of emotional distress, and all rights under federal, state or local law including but not limited to laws prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended ("ADEA"), any state or local human rights laws, the Employee Retirement Income Security Act, workers' compensation laws, the Consolidated Omnibus budget Reconciliation Act and the National Labor Relations Act, as amended. You waive and release any rights you may have under these and other laws, but do not waive any rights or claims that may arise under the ADEA or otherwise after the date of execution of this Agreement.

     (D) By signing this letter agreement, you are waiving and giving up your right, if any, to bring suit and collect damages or otherwise recover from O'Sullivan for any alleged violation by any of them of any federal, state or local statutes, ordinances or common laws, including but not limited to claims under the ADEA and claims under other statutes and ordinances which bar discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. This letter agreement covers all claims in connection with your employment and the termination


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Mr. Terry L. Crump                    -5-                       August 23, 1999

of your employment. This release and discharge does not apply to rights or claims that arise after the date this letter agreement is executed.

     (E) You agree to return any files, records, documents, plans, drawings, equipment, software, pictures, spreadsheets and any other property belonging to O'Sullivan which may be in your possession, other than the office furniture, personal computer, monitor, printer and facsimile machine located in your Flower Mound, Texas home office and the Sharp calculator located in your Lamar, Missouri office. O'Sullivan will pay your out-of-pocket expenses involved in returning such materials.

     (F) You will not, for a period of two years after August 31, 1999, act as an officer, director, employee, consultant or agent of any corporation manufacturing or distributing (or planning to manufacture or distribute) ready-to-assemble furniture, including without limitation Sauder Woodworking, Bush Industries, Inc., Dorel Industries, Inc. or Mills Pride L.P., or any successor to any of such companies. Notwithstanding the preceding sentence, you may invest in the securities of any corporation whose securities are traded on a national securities exchange or on NASDAQ if your ownership of such corporation would be less than one percent of the outstanding voting stock of such corporation.

     (G) You will not, for a period of two years after August 31, 1999, directly or indirectly, whether as an individual or on behalf of any other person, firm, corporation, partnership, joint venture or other entity, solicit or endeavor to entice away from O'Sullivan any employee employed by O'Sullivan. This paragraph shall not be construed as prohibiting you from hiring an employee of O'Sullivan who first contacts you with respect to employment.

     (H) You agree not to disclose or communicate to any person or to use for your benefit or the benefit of another person any confidential or proprietary information concerning O'Sullivan or any of its affiliates, suppliers or customers, including but not limited to specific processes, procedures, customer lists, financial information, etc. which may be regarded as confidential.

     (I) You acknowledge that you have freely entered into this Agreement and that no representations or promises other than those stated herein have been made to you. You are advised to consult with an attorney before signing this letter agreement. By signing this letter agreement, you acknowledge that you have had the opportunity to consult with your attorney, accountant or financial advisor at your expense and that you have had at least 21 days in which to consider this letter agreement.


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Mr. Terry L. Crump                    -6-                       August 23, 1999


     (J) In the event of a material breach or threatened material breach by you, O'Sullivan may cancel any remaining payments to you and cease any further benefits. This will not be construed, however, to limit the remedies available to O'Sullivan in the event of such breach and your release and waiver of claims against O'Sullivan shall continue to be valid and in effect.

     You and O'Sullivan agree not to make any disparaging or critical remarks concerning each other or any of O'Sullivan's affiliates and will assist each other in preserving and promoting their respective goodwill and other business interests.

     O'Sullivan and you agree that if a dispute arises regarding this letter agreement, other than one involving a breach of paragraphs (F), (G) or (H), such dispute shall be submitted to binding arbitration in Tulsa, Oklahoma. The arbitration is to be conducted before an arbitrator mutually agreed upon by O'Sullivan and you and pursuant to procedures to be mutually agreed upon by us. However, if O'Sullivan and you cannot agree upon an arbitrator or the procedures for the arbitration, the choice of an arbitrator and the procedures to be followed in the arbitration shall be determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except to the extent the parties agree otherwise in writing. Missouri law, without reference to its conflicts of law rules, shall govern the interpretation of this agreement, whether in any such arbitration or otherwise. O'Sullivan and you further agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The reasonable attorneys' fees and expenses of appearing at the arbitration and preparing for the arbitration proceeding, and the fees and expenses of the arbitrator shall be determined by the arbitrator, who will be authorized to require the loser to pay the winner's reasonable fees and expenses or to fairly apportion the attorneys' and arbitrator's fees and expenses between the parties if both parties prevail on some aspects of the dispute.

     A breach of paragraphs (F), (G) or (H) above could result in irreparable and continuing damage to O'Sullivan for which there will be no adequate remedy at law, and in the event of such breach, O'Sullivan shall be entitled to injunctive and other and further relief, including damages, attorneys' fees and litigation costs, as may be proper. O'Sullivan may apply to any court of competent jurisdiction for such relief and damages.

     We encourage you to take this letter agreement home with you and to consider it carefully for at least 21 days. If you have questions regarding this letter agreement, please contact either Jim Hillman or Rowland Geddie. We encourage you to discuss this letter agreement and the release language contained in it with your attorney. In any event, you should thoroughly review and understand the effect of this letter agreement and the release language before signing it. You have 21 days in which to consider this letter agreement and indicate whether you will sign this letter agreement.

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Mr. Terry L. Crump                    -7-                       August 23, 1999


     Pursuant to the Older Workers Benefit Protection Act, this letter agreement cannot become effective and enforceable until seven days following its execution. Hence, the monies payable under this letter agreement may not be paid until seven days have elapsed after you sign this letter agreement. For seven days following your execution of this letter agreement, you may revoke it. If you revoke this letter agreement, O'Sullivan will not owe you any money under this agreement. If you do not revoke this letter agreement within seven days after signing it, O'Sullivan will commence the payments hereunder.

                                   Very truly yours,

                                   O'SULLIVAN INDUSTRIES, INC.



                                   By:    /S/ RICHARD D. DAVIDSON
                                       -------------------------------------
                                              Richard D. Davidson
                                       President and Chief Operating Officer


THIS AGREEMENT CONTAINS A BINDING
ARBITRATION PROVISION WHICH MAY
BE ENFORCED BY THE PARTIES.

Accepted and Agreed to this
23rd day of August, 1999



          /S/ TERRY L. CRUMP
     -----------------------------
       Terry L. Crump